FORM 5
                                  U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549
                               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                                                                                    OMB APPROVAL
 _                                                                          ----------------------------
|_|Check this box if no longer                                              OMB NUMBER 3235-0287
   subject to Section 16.                                                   Expires: September 30, 1998
   Form 4 or Form 5                                                         Estimated average burden
   obligations may continue.                                                hours per response . . . 0.5
   See Instruction 1(b).
 _
|_|Form 3 Holdings Reported
 _
|_|Form 4 Transactions Reported

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
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
--------------------------------------------------------------------------------------------------------
1. Name and Address of    |2. Issuer Name and Ticker or            |6. Relationship of Reporting
   Reporting Person       |   Trading Symbol                       |   Person(s) to Issuer
                          |                                        |   (Check all applicable)
 Parker, F. Gardner       |   Camden Property Trust (CPT)          |    _X_ Director  __ 10% Owner
--------------------------|----------------------------------------|    ___ Officer   __ Other (specify
(Last)    (First) (Middle)|3. IRS or Social   |4. Statement for    |   (give title           below)
                          |   Security Number |    Month/Year      |     below
 %Parker Investments      |   of Reporting    |                    |
 6200 Savoy Road #1200    |   Person          |   December 1996    |     Trust Manager
--------------------------|   (Voluntary)     |--------------------|-------------------------------------
        (Street)          |                   |5. If Amendment     |7. Individual or Joint/Group Filing
                          |                   |   Date of Original |   (Check Applicable Line)
Houston,    TX     77036  |                   |  (Month/Year)      |   _X_ Form filed by One reporting
--------------------------|                   |                    |       person
(City)    (State)    (Zip)|                   |                    |   ___ Form filed by more than one
                          |                   |                    |       reporting person
--------------------------------------------------------------------------------------------------------

Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------------------------------
1. Title of   |2.Trans- |3. Trans-   |4. Securities Acquired (A)|5. Amount of    |6.Owner-   |7. Nature
   Security   |  action |   action   |   or Disposed (D)        |   Securities   |  ship     |   of In-
   Instr. 3)  |  Date   |   Code     |                          |   Beneficially |  Form:    |   direct
              | (Month/ |  (Instr. 8)|   (Instr. 3, 4 and 5)    |   Owned at     |  Direct   |   Bene-
              |  Day/   |-------------------------------------- |   End of Month |  (D) or   |   ficial
              |  Year)  |            |        |  (A)  |         |   (Instr. 3    |  Indirect |   Owner-
              |         |            |        |   or  |         |   and 4)       |  (I)      |   ship
              |         |            | Amount |  (D)  | Price   |                | (Instr. 4)|
--------------------------------------------------------------------------------------------------------
Common Shares | 7/29/96 |     P*     | 2,000  |   A   | $0.01   |    4,400**     |     D     |
of Beneficial |         |            |        |       |         |                |           |
Interest      |         |            |        |       |         |                |           |
--------------------------------------------------------------------------------------------------------
*Non-discretionary grant of Restricted Share Award to independent Trust Managers pursuant to the
1993 Share Incentive Plan as amended and approved by the Shareholders at the May 4, 1995 meeting of
Shareholders.

**Includes 200 Common Shares that are owned by Mr. Parker's wife and 100 Common Shares that are owned by trusts for the benefit of each of Mr. Parker's two minor children, for whom his wife is acting as trustee.

If the form is filed by more than one reporting person, see Instruction 4(b)(v).         SEC 2270 (7/96)
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

FORM 5 (continued)
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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------------------------------
1. Title of Derivative|2. Conversion  |3. Transaction |4. Transac-  |5. Number of Deriva-|6. Date Exer-
   (Instr. 3)         |   or Exercise |   Date        |   tion Code |   tive Securities  |   cisable and
                      |   Price of    |   (Month/Day/ |  (Instr. 8) |   Acquired (A) or  |   Expiration
                      |   Derivative  |    Year)      |             |   Disposed of (D)  |   Date
                      |   Security    |               |             | (Instr. 3,4 and 5) |   (Month/Day/
                      |               |               |             |                    |    Year)
--------------------------------------------------------------------------------------------------------
                      |               |               |             |                    |Date    |Expir-
                      |               |               |             |                    |Exer-   |ation
                      |               |               |             |    (A)   |   (D)   |cisable |Date
--------------------------------------------------------------------------------------------------------
                      |               |               |             |          |         |        |
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Table II - Continued
--------------------------------------------------------------------------------------------------------
7. Title and Amount of Underlying |8. Price of   |9. Number of   |10. Ownership   |11. Nature of
   Securities                     |   Derivative |   Derivative  |    Form of     |    Indirect
   (Instr. 3 and 4)               |   Security   |   Securities  |    Derivative  |    Beneficial
                                  |   (Instr. 5) |   Beneficially|    Security:   |    Ownership
                                  |              |   Owned at    |    Direct (D)  |    (Instr. 4)
                                  |              |   End of Month|    or Indirect |
                                  |              |   (Instr. 4)  |    (I)(Instr.4)|
--------------------------------------------------------------------------------------------------------
                                  |              |               |                |
--------------------------------------------------------------------------------------------------------

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


    /S/                            1/7/97
-----------------------       ---------------
F. Gardner Parker                  Date

SEC 1474 (7-96)
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see
      Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                          SEC 2270 (7/96)

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